Exhibit 10.21

A.A.P.L. FORM 610-1982
MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT
DATED

MARCH 1 2004

9

OPERATOR

CENTURY RESOURCES INC.

CONTRACT AREA SEE DESCRIPTION AND PLAT ON EXHIBIT "A-1"

COUNTY OR PARISH OF MATAGORDA STATE OF   TEXAS

COPYRIGHT 1982 - ALL RIGHTS RESERVED AMERICAN ASSOCIATION OF PETROLEUM LANDMEN, 4100 FOSSIL CREEK BLVD., FORT WORTH, TEXAS, 76137-2791, APPROVED FORM. A.A.P.L. NO. 610 - 1982 REVISED

 A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982

TABLE OF CONTENTS

Article	Title	Page

I. DEFINITIONS	1
II. EXHIBITS	1
III. INTERESTS OF PARTIES	2
A. OIL AND GAS INTERESTS	2
B. INTERESTS OF PARTIES IN COSTS AND PRODUCTION	2
C. EXCESS ROYALTIES, OVERRIDING ROYALTIES AND OTHER PAYMENTS	2
D. SUBSEQUENTLY CREATED INTERESTS	: 2
IV. TITLES	2
A. TITLE EXAMINATION	2-3
B. LOSS OF TITLE	3
1. Failure of Title	3
2. Loss by Non-Payment or Erroneous Payment of Amount Due	3
3. Other Losses	3
V. OPERATOR	4
A. DESIGNATION AND RESPONSIBILITIES OF OPERATOR	4
B. RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR	4
1. Resignation or Removal of Operator	4,
2. Selection of Successor Operator	4
C. EMPLOYEES	4
D. DRILLING CONTRACTS	4
VI. DRILLING AND DEVELOPMENT	4
A. INITIAL WELL	4-5
B. SUBSEQUENT OPERATIONS	5
1. Proposed Operations	5
2. Operations by Less than All Parties	5-6-7
3. Stand-By Time	7
4. Sidetracking	7
C. TAKING PRODUCTION IN KIND	7
D. ACCESS TO CONTRACT AREA AND INFORMATION	8
E. ABANDONMENT OF WELLS	8
1. Abandonment of Dry Holes.. ..*.** *....*	8
2. Abandonment of Wells that have Produced	8-9
3. Abandonment of Non-Consent Operations	9
VII. EXPENDITURES AND LIABILITY OF PARTIES	9
A. LIABILITY OF PARTIES	9
B. LIENS AND PAYMENT DEFAULTS	9
C. PAYMENTS AND ACCOUNTING	9
D. LIMITATION OF EXPENDITURES	9-10
1. Drill or Deepen	9-10
2. Rework or Plug Back	10
3. Other Operations	10
E. RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES	10
F. TAXES	10
G. INSURANCE	11
VIII. ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST	11

A. SURRENDER OF LEASES	11
B. RENEWAL OR EXTENSION OF LEASES	11
C. ACREAGE OR CASH CONTRIBUTIONS	11-12
D. MAINTENANCE OF UNIFORM INTEREST	12
E. WAIVER OF RIGHTS TO PARTITION	12
IX. INTERNAL REVENUE CODE ELECTION	12
X. CLAIMS AND LAWSUITS	13
XI. FORCE MAJEURE	13
XII. NOTICES	13
XIII. TERM OF AGREEMENT	13
XIV. COMPLIANCE WITH LAW	14
A. LAWS, REGULATIONS AND ORDERS	14
B. GOVERNING LAW	14
C. REGULATORY AGENCIES	14
XV. OTHER PROVISIONS	14
XVI. MISCELLANEOUS	15

Table of Contents

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 A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982

I	OPERATING AGREEMENT
2
3 THIS AGREEMENT, entered into by and between CENTURY RESOURCES INC. 4 hereinafter designated and
5 referred to as "Operator", and the signatory party or parties other than Operator, sometimes hereinafter referred to individually herein 6 as "Non-Operator", and collectively as "Non-Operators".
7
[8]	WITNESSETH:
9
10 WHEREAS, the parties to this agreement are owners of oil and gas leases and/or oil and gas interests in the land identified in 11 Exhibit "A", and the parties hereto have reached an agreement to explore and develop these leases and/or oil and gas interests for the 12 production of oil and gas to the extent and as hereinafter provided,
13
14 NOW, THEREFORE, it is agreed as follows:
15
16	ARTICLE I.
17	DEFINITIONS
18
19 As used in this agreement, the following words and terms shall have the meanings here ascribed to them:
20    A. The term "oil and gas" shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons 21 and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.
22    B. The terms "oil and gas lease", "lease" and "leasehold" shall mean the oil and gas leases covering tracts of land 23 lying within the Contract Area which are owned by the parties to this agreement.
24    C. The term "oil and gas interests" shall mean unleased fee and mineral interests in tracts of land lying within the 25 Contract Area which are owned by parties to this agreement.
26    D. The term "Contract Area" shall mean all of the lands, oil and gas leasehold interests and oil and gas interests intended to be 27 developed and operated for oil and gas purposes under this agreement. Such lands, oil and gas leasehold interests and oil and gas interests
28 are described in Exhibit "A".
29    E. The term "drilling unit" shall mean the area fixed for the drilling of one well by order or rule of any state or 30 federal body having authority. If a drilling unit is not fixed by any such rule or order, a drilling unit shall be the drilling unit as establish- ed by the pattern of drilling in the Contract Area or as fixed by express agreement of the Drilling Parties.
32    F. The term "drillsite" shall mean the oil and gas lease or interest on which a proposed well is to be located:
33    G. The terms "Drilling Party' and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of 34 any operation conducted under the provisions of this agreement.

35    H. The terms "Non-Drilling Party" "Non-Consenting Party" shall mean a party who elects not to participate Party'" 36 in a proposed operation.
37
38 Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the 39 singular, and the neuter gender includes the masculine and the feminine.
40
41	ARTICLE H.

42	EXHIBITS
43
44    The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof: 45 El A. Exhibit "A", shall include the following information:
46        (1) Identification of lands subject to this agreement,
47        (2) Restrictions, if any, as to depths, formations, or substances,
48        (3) Percentages or fractional interests of parties to this agreement,
49        (4) Oil and gas leases and/or oil and gas interests subject to this agreement,
50        (5) Addresses of parties for notice purposes.
51    B. Exhibit "B", Form of Lease.
52 ®C. Exhibit "C", Accounting Procedure.
53 list D. Exhibit "D", Insurance.
54 ®E. Exhibit "E", Gas Balancing Agreement.
55    F. Exhibit "17", Non-Discrimination and Certification of Non-Segregated Facilities.
56    G. Exhibit "G", Tax Partnership.
57    If any provision of any exhibit, except Exhibits "E" and "G", is inconsistent with any provision contained in the body 58 of this agreement, the provisions in the body of this agreement shall prevail.
59
60
61 ®    A-1 Description &Plat of Contract Area
62
63
64 10 EXHIBIT "A-2" Copy of Purchase and Sale and Exploration Agreement dated March 17, 2004 65
66
67
68
69
70

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982

I 2 3
4 A. Oil and Gas Interests:
5 6 7 8

ARTICLE RI.

INTERESTS OF PARTIES
if any party owns an oil and gas interest in the Contract Area, that interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of oil and gas lease attached hereto as Exhibit `B", and the owner thereof shall be deemed to own both the royalty interest reserved in such lease and the interest of the lessee thereunder.

9
10 B.    Interests of Parties in Costs and Production:
11
12    Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and
13 paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set 14 forth in Exhibit "A". In the same manner, the parties shall also own all production of oil and gas from the Contract Area subject to the 15 Payment of
16
17 Regardless of which party has contributed the lease(s) and/or oil and gas interest(s) hereto on which royalty is due and 18 payable, each party entitled to receive a share of production of oil and gas from the Contract Area shall bear and shall pay or deliver, or 19 cause to be paid or delivered, to the extent of its interest in such production, the burdens royalty-amount stipulated hereinabove and shall hold

20 the other parties free from any liability therefor. No party shall ever be responsible, however, on a price basis higher than the price received 21 by such party, to any other party's lessor or. royalty owner, and if any such other party's lessor or royalty owner should demand and 22 receive settlement on a higher price basis, the party contributing the affected lease shall bear the additional royalty burden attributable to 23 such higher price.
24
25    Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby. 26
27 C. Excess Royalties, Overriding Royalties and Other Payments:
28
29 Unless changed by other provisions, if the interest of any party in any lease covered hereby is subject to any royalty, 30 overriding royalty, production payment or other burden on production in excess of the amount stipulated in Article III.B., such party so 31 burdened shall assume and alone bear all such excess obligations and shall indemnify and hold the other parties hereto harmless from any 32 and all claims and demands for payment asserted by owners of such excess burden.
33
34 D. Subsequently Created Interests:
35
36 If any party should hereafter create an overriding royalty, production payment or other burden payable out of production 37 attributable to its working interest hereunder, or if such a burden existed prior to this agreement and is not set forth in Exhibit "A", or 38 was not disclosed in writing to all other parties prior to the execution of this agreement by all parties, or is not a jointly acknowledged and 39 accepted obligation of all parties (any such interest being hereinafter referred to as "subsequently created interest" irrespective of the 40 timing of its creation and the party out of whose working interest the subsequently created interest is 41 to as "burdened party"), and:
42 43 44 45 46 47 48 49 50 51 52 53 54 55
56 A 57
58 59 60 61 62 63 64 65 66 67
68 e
69 70

1.

derived being hereinafter referred

If the burdened party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party; or parties, shall receive said assignment and/or production free and clear of said subsequently created interest and the burdened party shall indemnify and save said other party, or parties, harmless from any and all claims and demands for payment asserted by owners of the subsequently created interest; and,

2. If the burdened party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VILE. shall be enforceable against the subsequently created interest in the same manner as they are enforceable against the working interest of the burdened party.

ARTICLE IV.

TITLES

Title Examination:

Title examination shall be made on the drillsite of any proposed well prior to commencement of drilling operations or, if the Drilling Parties so request, title examination shall be made on the leases and/or oil and gas interests included, or planned to be includ-ed, in the drilling unit around such well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable leases. At the time a well is proposed, each party contributing leases and/or oil and gas interests to the drillsite, or to be included in such drilling unit, shall. furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each party hereto. The cost incurred by Operator in this title program shall be dome as follows:

 0 Lion No. 1: Costs incurred by Operator in procuring abstracts and title examination, supplemental

*all royalties, overriding royalties, production payments and other burdens on production of record as of the date hereof. -2-

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982

ARTICLE IV
continued

1 El Option No. 2: Costs incurred by Operator in procuring abstracts and fees paid outside attorneys for title examination 2 (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be borne by the Drilling Parties 3 in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Ex-
4 hibit "A".
5 functions.
6
7    Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection 8 with leases or oil and gas interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling 9 designations or declarations as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders. 10 This shall not prevent any party from appearing on its own behalf at any such hearing.
11
12 No well shall be drilled on the Contract Area until after (1) the title to the drillsite or drilling unit has been examined as above 13 provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the parties who are to participate in the drilling of the well.
15
16 B. Loss of Title:
17
18 1. Failure of Title: Should any oil and gas interest or lease, or interest therein, be lost through failure of title, which loss results in a 19 reduction of interest from that shown on Exhibit "A", the party contributing the affected lease  or interest shall have ninety (90) day;, 20
21 tion will not be subject to Article VIII.B., and failing to do so, this agreement nevertheless, shall continue in force as to all remaining oil 22 and gas leases and interests: and,
23
24 25 26 27 28 29 30 31 32
33 well,
34    (d) Should any person not a party to this agreement, who is determined to be the  owner of any interest in the title which has 35
36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 59 60 61 62 63 64
65
66
67
68
69
70

      (b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the interest which has curred,  so that the interest of the party whose lease or interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the interest lost;
(c) If the proportionate interest of the other parties hereto in any producing well theretofore drilled on the Contract Area is increased by reason of the title failure, the

2.

Loss b

Non Pa

ent or Erroneous Pa

nt of Amount Duo- If, through mistake or oversight, any rental, shut in well

 :.

 (b) Proceeds, Ices operating expenses, thereafter accrued attributable to the lost interest on an acreage basis, of that portion of
  (a) Any monies, up to the amount of unrecovered costs, that may be paid by any party who is,  or becomes,   the  owner of the interest

3. Other Losses: All losses incurred, other than those sot forth in Articles IV.D.1. and IV.D..2. above, shall be joint losses and shall be home by all parties in proportion to their interests. There shall be no readjustment of interests in the remaining portion of the Contract Area.

 A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982

I ARTICLE V. 2 OPERATOR 3
4 A. Designation and Responsibilities of Operator:
5    CENTURY RESOURCES INC.
6 shall be the 7 Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and 8 required by, and within the limits of this agreement. It shall conduct all such operations in a good and workmanlike manner, but it shall 9 have no liability as Operator to the other parties for losses sustained or liabilities incurred, except such as may result from gross 10 negligence or willful misconduct.
11
12 B. Resignation or Removal of Operator and Selection of Successor:

13                                 * properly, as a reasonably prudent Operator,
14 1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. 15 If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as 16 Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator 17 may be removed if it fails or refuses to carry out its duties thereunder !p, after 0 days written notice aid failure to cure any default under this agreement or becomes insolvent, an u t or is ace in receivership , Sue resignation or remove shall not become of effective until 7: 18 o clock A.M.on the
19 first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action 20 by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier 21 date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corportal name or structure of Operator or transfer of Operator's interest to any single subsidiary, parent or successor corporation shall not 23 be the basis for removal of Operator, nor deemed a resignation,

24                                     *the owners of
25 2. Selection of Successor Operator: Upon the resignation or removal of Operator, a successor Operator shall be selected by

26 the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor *
27 Operator is selected. The successor Operator shall be selected by the affirmative vote of a majority interest 28 based on ownership as shown on Exhibit "A";
29 r.,^^-^a *^sic the successor Operator shall be selected by the affirmative vote of a majority interest based 30 on ownership as shown on Exhibit "A"

31
32 C. Employees:

33
34    The number of employees used by Operator in conducting, operations thereunder, their selection, and the hours of labor and the 35 compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator. 36
37 D. Drilling Contracts:

38
39 All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so 40 desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing 41 rates in the area and the rate of such charges shall' be agreed upon by the parties in writing before drilling operations are commenced, and 42 such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature.

44

45 46 47 48 49 50
51 A. Initial Well: 52
53 On or before the day of (year) _, Operator shall commence the drilling of a well for
54 oil and gas as provided in and pursuant to the terms of the Participation Agreement between the parties of the same date. . 55
56
57
58
59 and shall thereafter continue the drilling of the well with due diligence to
60
61
62
63
64
65
66 Operator shall make reasonable tests of all formations encountered during drilling which give indication of containing oil and 67 gas in quantities sufficient to test, unless this agreement shall be limited in its application to a specific formation or formations, in which 68 event Operator shall be required to test only the formation or formations to which this agreement may apply. 69

70

ARTICLE VI.

DRILLING AND DEVELOPMENT

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982 ARTICLE VI

continued

1    If, in Operator's judgment, the well will not produce oil or gas in paying quantities, and it wishes to plug and abandon the 2 well as a dry hole, the provisions of Article VI.E.1. shall thereafter apply.
3
4
5
6 B. Subsequent Operations:                             *recomplete,
7
8 1. Proposed Operations: Should any party hereto desire to drill any well on the Contract Area other than the well provided 9 for in Article VITA., or to rework, deepen or plug back a dry hole drilled at the joint expense of all parties or a well jointly owned by all 10 the parties and not then producing in paying quantities, the party desiring to drill, rework, deepen or plug back such a well shall give the 11 other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective formatin and the estimated cost of the operation. The parties receiving such a notice shall have thirty (30) days after receipt of the notice 13 within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation. If a drillinn rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone and the response period shall be 15 limited to forty-eight (48) hours, exclusive of Saturday, Sunday, and legal holidays. Failure of a party receiving such notice to reply within 16 the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any notice or 17 response given by telephone shall be promptly confirmed in writing.
18
19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56
57
58
59
60
61
62
63
64
65
66
67
68
69
70

If all parties elect to participate in such a proposed operation, Operator shall, within ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on loca-tion, as the case may be), actually commence the proposed operation and complete it with due diligence at the risk and expense of all par-ties hereto; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title ex-amination or curative matter required for title approval or acceptance. Notwithstanding the force major provisions of Article XI, if the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accor-dance with the provisions hereof as if no prior proposal had been made.

2. Operations by Less than All Parties: If any party receiving such notice as provided in Article VI.B.1. or VII.D.I. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in. the operation shall, within ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed, operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (a) request Operator to perform the work required by such proposed opera-tion for the account of the Consenting Parties, or (b) designate one (1) of the Consenting Parties as Operator to perform such work. Con-senting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and con-ditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of such notice, shall advise the proposing party of its desire to (a) limit par-ticipation to such party's interest as shown on Exhibit "A" or (b) carry its proportionate part of Non-Consenting Parties' interests, and failure to advise the proposing party shall be deemed an election under (a). In the event a drilling rig is on location, the time permitted for such a response shall not exceed a total of forty-eight (48) hours (inclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is insufficient participation and shall promptly notify all parties of such decision.

The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. If any well drilled, reworked, deepened or plunged back under the provisions of this Article results in a pro-ducer of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk,

**recompleted,

 9

10

A.A.P.L. FORM 610 MODEL FORM OPERATING AGREEMENT - 1982
ARTICLE VI
continued

/ at the option of the consenting parties *recompleting,
and the well shall then/ be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Par-
ties. Upon commencement of operations for the drilling, reworking, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold, (after deducting production taxes, excise taxes, royalty, overriding royalty and other in-terests not excepted by Article ID. payable out of or measured by the production from such well accruing with respect to such interest until it reverts) shall equal the total of the following:

(a) 100% of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the welled connections (including, but not limited to, stock tanks, separators, theaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

19
20
21     b)500 % of that portion of the costs and expenses of drilling, reworking, deepening, plugging back, testing and completing,
22 after deducting any cash contributions received under Article VIII.C., and 500 % of that portion of the cost of newly acquired equip-
23 meet in the well (to and including the welled connections), which would have been chargeable to such Non-Consenting Party if it had
24 participated therein.
25

36

50
51     *recompleting
52 53 54 55 56 57 58 59 60 61 62 63 64 65
An election not to participate in the drilling or the deepening of a well shall be deemed an election not to participate in any re-working or plugging back operation proposed in such a well, or portion thereof, to which the initial Non-Consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment account. Any such reworking or plugging back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties one hundred percent (100%) of that portion of the costs of the reworking or plugging back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a reworking or plugging back operation is proposed during such recoupment period, the provisions of this Article VB.. shall be ap-plicable as between said Consenting Parties in said well.

During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Ar-ticle ID.

*
In the case of any reworking, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, plugging back oh deeper drilling, the Consenting Parties shall account for all such equip-ment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within sixty (60) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, plugging back, testing, completing, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly bill-ings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities in-curred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of oil and gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.
66 67 68 69 70

 A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982

ARTICLE VI
continued

If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above,
•the relinquished interests of such Non-Consenting Party shall automatically revert to it, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, reworking, deepening or plugging back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and the Accounting Procedure attached hereto.

Notwithstanding the provisions of this Article VI.B.2., it is agreed that without the mutual consent of all parties, no wells shall be completed in or produced from a source of supply from which a well located elsewhere on the Contract Area is producing,\ 011^  capable of producing:

*recompleting

The provisions of this Article shall have no application whatsoever to the drilling of the initial well described in Article VITA. except (a) as to Article VII.D.1T (Option No. 2), if selected, or (b) as to the reworking, deepening and plugging back of such initial, well after if has been drilled to the depth specified in Article VITA. if it shall thereafter prove to be a dry hole or, if initially completed for pro-duction, ceases to produce in paying quantities.

3. Stand-By Time: When a well which has been drilled or deepened has reached its authorized depth and all tests have been completed, and the results thereof furnished to the parties, stand-by costs- incurred pending response to a party's notice proposing a reworking, deepening, plugging back or completing operation in such a well shall be charged and borne as part of the drilling or deepen-ing operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second gram-matical paragraph of Article VI.BT2T, shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all Consenting Par-ties.

4T Sidetracking: Except as hereinafter provided, those provisions of this agreement applicable to a "deepening" operation shall also be applicable to any proposal to directionally control and intentionally deviate a well from vertical so as to change the bottom hole location (herein call "sidetracking"), unless done to straighten the hole or to drill around junk in the hole or because of other mechanical difficulties. Any party having the right to participate in a proposed sidetracking operation that does not own an interest in the
• affected well bore at the time of the notice shall, upon electing to participate, tender to the well bore owners its proportionate share (equal
• to its interest in the sidetracking operation) of the value of that portion of the existing well bore to be utilized as follows:
42 43 44
45 (a) If the proposal is for sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in 46 the initial drilling of the well down to the depth at which the sidetracking operation is initiated.
47 48 49
50 (b) If the proposal is for sidetracking a well which has previously produced, reimbursement shall be on the basis of the well's 51 salvable materials and equipment down to the depth at which the sidetracking operation is initiated, determined in accordance with the 52 provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning.

In the event. that notice for a sidetracking operation is given while the drilling rig to be utilized is on location, the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays; provided, however, any party may request and receive up to eight (8) additional days after expiration of the forty-eight (48) hours within which to respond by paying for all stand-by time incurred during such extended response period. If more than one party elects to take such additional time to respond to the notice, stand by costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing par-
C. TAKING PRODUCTION IN KIND:

/ have t 4 right to
Each party shall take in kind or separately dispose of its proportionate share of all oil and gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing the treating oil and gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be home by such party. Any party taking its share of production in kind shall be

63 64 65 66 67 68 69 70

ti's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all the electing parties. stances the response period to a proposal for sidetracking shall be limited to thirty (30) days.

In all other in-

 A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982

ARTICLE VI
continued

I required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.
2
3     Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from
4 the Contract Area, and, except as provided in Article VIIB., shall be entitled to receive payment directly from the purchaser thereof for
5 its share of all production.
6 7 8 9 10 11 12 13
*In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such ell or sell it to others at any time and from time to time, for the account of the non-taking party at the best price obtainable in the area for such production. Any such purchase or sale by Operator shall be subject always too the right of the owner of the production to exercise et any time its right to take in kind, or separately dispose of, its share of all oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of evil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess
14 of one '1) year. 15
16
17 18 19 20 21 22 23 24 25 26 27 28 29 30
31 E. Abandonment of Wells:
32
33 34 35 36 37 38 39 40 41
42 2. Abandonment of Wells that have Produced: Except for any well in which a Non-Consent operation has been conducted 43 thereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a 44 producer shall not be plugged -and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall 45 be plugged end abandoned in accordance with applicable regulations and at the cost, risk end expense of all the parties hereto. If, within 46 thirty '30) days after receipt of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, 47 those wishing to continue its operation from the interval's) of the formation's) then open to production shall tender to each of the other 48 parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of 49 Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. Each abandoning party shall assign 50 the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and 51 material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the intravel or intervals of the formation or formations then open to production. If the interest of the abandoning party is or includes an oil and 53 gas interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the interval or intravels of the formation or formations then open to production, for a term of one (1) year and so long thereafter as oil and/or gas is produced from the interval or intervals of the formation or formations covered thereby, such lease to be on the form attached as Exhibit 56
57 ** Failure to respond to the notice of proposed abandonment shall be deemed a consent to the proposed abandonment. 58
59
60
61
62
63
64
65
66
67
68
69
70

* production

In the event one or more parties' separate disposition of its share of the gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportionate share of total gas sales to be allocated to it, the balancing or accounting between the respective accounts of the parties shall be in accordance with any gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E", or is a separate agreement.

D.

Access to Contract Area and Information:

Each party shall have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator's books and records relating thereto. Operator, upon request, shall furnish each of the other parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month, and shall make available samples of any cores or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator, other then that specified above, shall be charged to the Non-Operator that re-quests the Information.

1. Abandonment of Dry Holes: Except for any well drilled or deepened pursuant to Article VI.B.2., any well which has been drilled or deepened under the trams of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours ' t inclusive
f Saturday, Sunday and legal holidays) after receipt of notice of the proposal to plug and abandon such well, such party shell be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and et the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well. Any patty who objects to plugging and abandoning such well shall have the right to take over the well and conduct further operations in search of oil and/or gas subject to the provisions of Article VI.B.**

 p

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982
ARTICLE VI

continued
I "B". The assignments or leases so limited shall encompass the "drilling unit" upon which the well is located. The payments by, and the 2 assignments or leases to, the assignees shall re in a ratio based upon the relationship of their respective percentage of participation in the 3 Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall re no readjustment of 4 interests in the remaining portion of the Contract Area.
5 6 7 8 9 10 11

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the interval or intervals then open other than the royalties retained in any lease made under the terms of this Article. Upon re-quest, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges con-templated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing interval's) assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the pro-

12 visions hereof.
13 14 15 16 17 18 19 20 21 22 23 24 25

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2 above shall re applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article

VISE.

ARTICLE VII.

EXPENDITURES AND LIABILITY OF PARTIES
A.

Liability of Parties:

The liability of the parties shall re several, not joint or collective. Each party shall re responsible only for its obligations, and
26 shall re liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted 27 among the parties in Article VB. are given to secure only the debts of each severally. It is not the intention of the parties to create, nor 28 shall this agreement re construed as creating, a mining or other partnership or association, or to render the parties liable as partners. 29
30 B. Liens and Payment Defaults:
31
32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47
48 C. Payments and Accounting:
49
50 51
52 tonight shares upon the expense basis provided in Exhibit "C". Operator shall keep an accurate record of the joint account thereunder, 53
54 55 56 57 58 59 60 61 62 63

Each Non-Operator grants to Operator a lien upon its oil and gas rights in the Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon at the rate provided in Exhibit "C". To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the ob-taining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any Non-Operator in the payment of its share of expense, Operator shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such Non-Operator's share of oil and/or gas until the amount owed by such Non-Operator, plus interest, has been paid. Each purchaser shall be entitled to rely upon Operator's written statement concerning the amount of any default. Operator grants a like lien and security interest to the Non-Operators to secure payment of Operator's proportionate share of expense.

If any party fails or is unable to pay its share of expense within 15 days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party rears to the interest of all such parties. Each party so paying its share of the unpaid amount shall, to obtain reimbursement thereof, re surrogated to the security rights described in the foregoing paragraph.

and

Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proper-
showing expenses incurred and charges and credits made and received.

Operator, at its election, shall have the right from time to time to demand and receive from the other parties payment in advance of their respective shares of the estimated amount of the expense to re incurred in operations thereunder during the next succeeding month, which right may re exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within ten (10) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall rear interest as provided in Exhibit "C" until paid. Proper adjustment shall re made monthly between advances and actual ex-pense to the end that each party shall rear and pay its proportionate share of actual expenses incurred, and no more.

64
65 D. Limitation of Expenditures:

66
67 1. Drill or Deepen: Without the consent of all parties, no well shall re drilled or deepened, except any well drilled or deepened
68 pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling or deepening shall include: 69
70

 A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982

ARTICLE VII

continued
1 a
2
3 4 5 6 7 8 9 10 11 12 13 14
15 2. Rework or Plug Back: Without the consent of all parties, no well shall be reworked or plugged back except a well reworked or 16 plugged back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the reworking or plugging back of a well shall 17 include all necessary expenditures in conducting such operations and completing and equipping of said well, including necessary tankage 18 and/or surface facilities.
19
20 21 22 23 24 25 26 27 28 29
30 E. Rentals, Shut-in Well Payments and Minimum Royalties:
31
32 Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the 33 party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributes interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on 35 behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments.. In the event of 36 failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such paymeet is required to continue the lease in force, any loss which results from such non-payment shall be home in accordance with the provisions of Article IV.B.2.
39
40 Operator shall notify Non-Operator of the anticipated completion of a shut-in gas well, or the shutting in or return to production 41 of a producing gas well, at least five '5) days 'excluding Saturday, Sunday and legal holidays), or at the earliest opportunity permitted by 42 circumstances, prior to taking such action, but assumes no liability for failure to do so. In the event of failure by Operator to so notify 43 Non-Operator, the loss of any lease contributed hereto by Non-Operator for failure to make timely payments of any shut-in well payment 44 shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.
45
46 F. Taxes:
47
48 Beginning with the first calendar year after the effective date hereof, Operator shall render for ad Valero taxation all property 49 subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they 50 become delinquent. Prior to the rendition date, each Non-Operator shall. furnish Operator information as to burdens (to include, but not 51 be limited to, royalties, overriding royalties and production payments) on leases and oil and gas interests contributed by such Non-Operator. If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties, over-rising royalties. or production payments, the reduction in ad Valerie taxes resulting therefrom shall inure to the benefit of the owner or 54 owners of such leasehold estate, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad Valerie taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding 56 anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax 57 Value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in
58 the manner provided in Exhibit "C".
59 -
60 If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner 61 prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final seter-62 urination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any 63 interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account,. together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as 65 provided in Exhibit "C".
66
67 Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect 68 to the production or handling of such party's share of oil and/or gas produced under the terms of this agreement.

®Option No. 2: All necessary expenditures for the drilling or deepening and testing of the well. When such well has reached its authorized depth, and all tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operator who have the right to participate in the completion costs. The parties receiving such notice shall have forty-eight / Inclusive
'48) hours (inclusive.' of Saturday, Sunday and legal holidays) in which to elect to participate in the setting of casing and the completion at-

tempt. Such election, when made, shall include consent to all necessary expenditures for the completing and equipping of such well, in-cluding necessary tankage and/or surface facilities. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the completion attempt. If one or more, but less than all of the parties, elect to set pipe and to attempt a completion, the provisions of Article VI.B.2. hereof 'the phrase "reworking, deepening or plugging back" as contained in Article VI.B.2. shall be deemed to include "completing") shall apply to the operations thereafter conducted by less than all parties.

3. Other Operations: Without the consent of all parties, Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Twenty Five Thousand and No/100 Dollars '$ 25,000.00  ) except in connection with a well, the drilling, reworking, deepening, completing, recompleting, or plugging back of. which has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an authority for expenditure (AFT) for its own use, Operator shall furnish any Non-Operator ie. requesting an information copy thereof for any single project costing in excess of Ten Thousand and No/100
Dollars ($10,000.00  ) but less than the amount first set forth above in this paragraph.

69 70

 A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982

ARTICLE VII
continued

I G. Insurance:
2
3 At all times while operations are conducted thereunder, Operator shall comply with the workmen's compensation law of 4 the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C". Operator shall 6 also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D", attached to and made a part 7 hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workmen's compensation 8 law of the state where the operations are being conducted and to maintain such ether insurance as Operator may require may be required in 9 Exhibit "D".
10    In the event automobile public liability insurance is specified in said Exhibit "D", or subsequently receives the approval of the 11 parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator's automotive equipment.
12
13	ARTICLE VIII.
14	ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST 15
16 A. Surrender of Leases:
17
18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35
36 Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering 37 party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage 38 assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this 39 agreement.
40
41 B. Renewal or Extension of Leases:
42
43 44 45 46 47 48
49    If some, but less than all, of the parties elect to participate in the purchase of a renewal lease, it shall be owned by the parties 50 who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area 51 to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal lease. 52 Any renewal lease in which less than all parties elect to participate shall not be subject to this agreement. 53.
54 Each party who participates in the purchase of a renewal lease shall be given an assignment of its proportionate interest therein 55 by the acquiring party,
56
57 The provisions of this Article shall apply to renewal leases whether they are for the entire interest covered by the expiring lease 58 or cover only a portion of its area, or an interest therein. Any renewal lease taken before the expiration of its predecessor lease, or taken or 59 contracted for within six (6) months after the expiration of the existing lease shall be subject to this provision; but any lease taken or con-tracked for more than six '6) months after the expiration of an existing lease shall not be deemed a renewal lease and shall not be subject to 61 the provisions of this agreement.
62
63    The provisions in this Article shall also be applicable to extensions of oil and gas leases.
64
65 C. Acreage or Cash Contributions:
66
67 While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or -any other 68 operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be 69 applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the con-tribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions

The leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any lease or in any portion thereof, and the other parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all. of its interest in such lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an oil and gas in-terest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such oil and gas interest for a term of one '1) year and so long thereafter as oil and/or gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit "B". Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not therefore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and pro-duction other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the lather's interest in any wells and equipment attributable to the assigned or leas-ed acreage. The value of all material shall be determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties.

If any party secures a renewal of any oil and gas lease subject to this agreement, all other parties shall be notified promptly, and shall have the right for a period of thirty '30) days following receipt of such notice in which to elect to participate in the ownership of the renewal lease, insofar as such lease affects lands within the Contract Area, by paying to the party who acquired it their several proper pro-portionate shares of the acquisition cost allocated to that part of such lease within the Contract Area, which shall be in proportion to the interests held at that time by the parties in the Contract Area.

 A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982
ARTICLE VIII . continued .

1 said. Drilling Parties shared the lost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be 2 governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions 3 it may obtain an support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optonal rights to earn acreage outside the Contract Area which are in support of a well drilled inside the Contract Area. 5
6    If any party contracts for any consideration relating to disposition of such party's share of substances produced thereunder, such 7 consideration shall not be deemed a contribution as contemplated an this Article VIII.C.
8
9 D. Maintenance of Uniform Interests:
10
11 For the purpose of maintaining uniformity of ownership an the oil and gas leasehold interests covered by this agreement, no 12 party shall sell, encumber, transfer or make other disposition of its interest an the leases embraced within the Contract Area and an wells, 13 equipment and production unless such disposition lovers either:
14
1. the entire interest of the party an all leases and equipment and production; or
16
17    2. an equal undivided interest an all leases and equipment and production an the Contract Area. 18
19    Every such sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement 20 and shall be made without prejudice to the right of the other parties.
21
22 If, at any tame the interest of any party as divided among and owned by four or more co-owners, Operator, at its discretion, may 23 require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for 24 and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to band, the co-owners of 'such 25 party's interest within the scope of the operations embraced an this agreement; however, all such co-owners shall have the right to enter 26 into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the Contract 27 Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.
28
29 E. Waiver of Rights to Partition:
30
31    If permitted by the laws of the state or states in which the property covered hereby as located, each party hereto owning an
32 undivided interest an the Contract Area waives any and all rights at may have to partition and have set aside to at an severalty its undivided 33 interest therein.
34
35 F.     Preferential Right to Purchase:
36 37 38 39 40 41 42 43 44 45 46 47 48 49
50 This agreement as not intended to create, and shall not be construed to create, a relationship of partnership or an association 51 for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities thereunder are several 52 and not joint or collective, or that this agreement and operations thereunder shall not constitute a partnership, if, for federal income tax 53 purposes, this agreement and the operations thereunder are regarded as a partnership, each party hereby affected elects to be excluded 54 from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, as per-matted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator as authorized and directed to ex-elute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury. of the 57 United States or the Federal Internal Revenue Servile, including specifically, but not by way of limitation, all of the returns, statements, 58 and the data required by Federal Regulations i.761 Should there be any requirement that each party hereby affected gave further 59 evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the 60 Federal Internal Revenue Servile or as may be necessary to evidence this election. No such party shall gave any notices or take any other 61 action inconsistent with the election made hereby. If any present or future income tax laws of the state or states an which the Contract 62 Area as located or any future income tax laws of the United States contain provisions similar to those an Subchapter "K", Chapter 3, 63 Subtitle "A", of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of the Code as per-matted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing elec-tin, each such party states that the income derived by such party from operations thereunder can be adequately determined without the 66 computation of partnership taxable income.
67
68
69
70

15

Should any party desire to sell   all or  any part of its interests   under this agreement,  or its rights and interests in the Contract

ARTICLE IX.

INTERNAL REVENUE CODE ELECTION

 A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982

ARTICLE X.
2 CLAIMS AND LAWSUITS
3 4 5 6 7 8 9 10 11 12 13
14

Operator may settle any single uninsured third party damage claim or suit arising from operations thereunder if the expenditure does not exceed Ten Thousand and No/1000  Dollars
'S 10,000.00  ) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement ex-ceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling; or otherwise discharging such claim or suit shall be at the joint ex-pense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations thereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations thereunder. All claims or suits involving leasehold title to any interest subject to this agreement shall be treated as a claim or suit against all the parties hereto.

ARTICLE XI.
FORCE MAJOR

If any party is -rendered unable, wholly or in part, by force major to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force major with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force major, shall be suspending during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely
• within the discretion of the party concerned.

The term "force majeure", as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of
t•he public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

ARTICLE XII.
NOTICES
All notices authorized or required between the parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by telex or telecopier and addressed to the parties to whom the notice is given at the addresses listed on Exhibit "A". The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in
• response thereto shall run from the date the originating notice is received. The second or any responsive notice shall be deemed given
• when deposited in the mail or with the telegraph company, with postage or charges prepaid, or sent by telex or telecopier. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.
43
44	ARTICLE XIII.
45	TERM OF AGREEMENT
46
47 This agreement shall remain in full force and effect as to the oil and gas leases and/or oil and gas interests subject hereto for the 48 period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any 49 lease or oil and gas interest contributed by any other party beyond the term of this agreement.
50                         /joint/ owned
51 ®Option No. 1: So long as any of the oil ants gas leases subject to this agreement remain or are continued in force as to any part 52 of the Contract Area, whether by production, extension, renewal, or otherwise.
53
54 0 Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this 55 agreement, results in production of oil and/or gas in paying quantities, this agreement shall continue in force so long as any such well or 56 wells produce, or are capable of production, and for an additional period of days from cessation of all production; provided, 57 however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, reworking, deepen-inn, plugging back, testing or attempting to complete a well or wells hereunder, this agreement shall continue in force until such opera-tions have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the 60 well described in Article VITA., or any subsequent well drilled hereunder, results in a dry hole, and no other well is producing, or capable 61 of producing oil and/or gas from the Contract Area, this agreement shall terminate unless drilling, deepening, plugging back or rework-
62 . inn operations are commenced within days from the date of abandonment of said well. 63
64 It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has 65 accrued or attached prior to the date of such termination.
66 67 68 69 70

~ 4-,44b

 A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982

I	ARTICLE XIV.
2	COMPLIANCE WITH LAWS AND REGULATIONS 3
4 A. Laws, Regulations and Orders:
5
6 This agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules, 7 regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, or-finances, rules, regulations, and orders.
9
10 B. Governing Law:
11
12 This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, 13 remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which
14 the Contract Area is located. If-the-Contract Area is in two or more states, the law of the state of  15 shall- govern.
16
17 C. Regulatory Agencies:
18
19 Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, 20 privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated 21 under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offset-ting or adjacent to the Contract Area.
23
24 With respect to operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims 25 and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, 26 rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or ap-placation was made in good faith. Each Non-Operator further agrees to reimburse Operator for any amounts applicable to such Non-Operator's share of production that Operator may be required to refund, rebate or pay as a result of such an incorrect interpretation or 29 application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application. 30
31 Non-Operators authorize Operator to prepare and submit such documents as may be required to be submitted to the purchaser 32 of any crude oil sold hereunder or to any other person or entity pursuant to the requirements of the "Crude Oil Windfall Profit Tax Act 33 of 1980", as same may be amended from time to time '"Act"), and any valid regulations or rules which may be issued by the Treasury 34 Department from time to time pursuant to said Act. Each party hereto agrees to furnish any and all certifications or other information 35 which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.
36 37 38 39 40
41 Article XV. to this agreement is attached hereto in the form of a typed addendum.
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
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68
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70

ARTICLE XV.
OTHER PROVISIONS

 ARTICLE XV. OTHER PROVISIONS

A.    CASING POINT ELECTION

In spite of any provision to the contrary appearing herein, consent to the drilling of a well shall constitute consent to running and setting of protective strings of casing, but shall not be deemed consent to the setting of completion casing and a completion attempt. When a well has. been drilled upon the premises affected by this agreement pursuant to the provisions of this agreement, Operator shall give immediate notice to each of the participating parties when the well has has been drilled to the depth mutually agreed upon and an electrical logging survey has been run and the well evaluated for the setting of casing in an attempt to complete the same as a producer. The parties receiving such notice shall have 48 hours inclusive of Saturdays, Sundays and legal holidays in which to elect whether or not they desire to set completion casing and to participate in the completion attempt. Failure of a party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of a completion attempt. If all of the parties elect to plug and abandon the well, operator shall do so at the expense of all the parties. If one or more, but less than all of the parties elect to set pipe and to attempt a completion, the provisions of Article VI.B.2. hereof shall apply to the operations hereafter conducted by less than all of the parties.

B.    CONFIDENTIALITY OF INFORMATION

To the extent permitted by applicable laws and regulations,. shall keep confidential all data and information received from in connection with the leases and the area of mutual interest described in Section 6 and, except as provided in this Section 5, shall not disclose it to third parties . without prior written consent. . shall comply with all applicable disclosure, use and confidentiality agreements with third parties involving data and information. shall restrict dissemination of data and information to those of its investors, partners, employees, directors, agents, attorneys and consultants with a need to know. ' shall notify persons to whom data and information is disseminated of the terms of this confidentiality provision and shall be liable for their actions in connection with use of the data and information. This confidentiality provision shall not apply to data and information which (I) is publicly available (other than by a breach of this agreement), or (ii) . has obtained independently of., , without obligation of confidentiality. This confidentiality provision shall terminate three years from the date of this agreement.

C.    RESTRICTION ON PROPOSING SUBSEQUENT OPERATIONS

Prior to thirty (30) days following the time that the Initial Well or any well under Article VI reaches its proposed target depth, no party shall be forced to make an election on any other proposal to drill a well on the Contract Area,

D.    PRIORITY OF ELECTIONS

Notwithstanding anything in this JOA to the contrary, the following provisions of this paragraph shall take precedence over any other provisions which may be in conflict therewith. It is agreed that when a well drilled under, the terms of this JOA or under the terms and conditions of the Participation Agreement to which this JOA is attached has been drilled to a total depth (the depth which is listed in the AFE or in the proposal or an alternative depth has been reached per agreement of the drilling parties) and has been logged, and the parties participation in the well cannot mutually agree upon the sequence and timing of further operations regarding said well, the following elections shall control in the order enumerated hereinafter.

1. An election to attempt to complete the well in its present condition providing that an election to complete in a deeper objective shall take precedence over an election to complete a shallower objective if a conflict arises whereby only one of these options exists.

2. An election to deepen said well 3. An election to side track the well 4. An election to abandon the well

Notwithstanding anything provided in this paragraph, any Party desiring to perform additional logging, coring, or other testing (other than logging, coring, and testing that would be performed by a prudent operator before attempting a completion) may do so at its sole cost, risk, and expense

Page 14a

In such event, the Party or Parties undertaking such additional testing shall be responsible for any damage to the hole or reservoir resulting from such testing. The parties not participating in such additional testing shall not be entitled to the logs and other data resulting from such tests unless the Operator did not participate in such tests and such information is vital to the safety of any personnel and/or property on the wellsite, the integrity of the well, or if Operator needs to disclose such information to any governmental agency.

E.    OBLIGATORY OPERATIONS

Notwithstanding the other provisions hereof and particularly Article VI., if any proposed operation is an obligatory operation, a party not participating in such operation shall assign to the parties participating in the operation all of its interest in the leases or portions thereof, and to the formation and depths covered thereby which would be lost or not earned if such operation is not conducted. Such assignment shall be doe upon the commencement of operation for such well and shall be free and clear of any overriding royalties, production payments, mortgages, liens or other encumbrances placed there by or resulting from the non-consenting party's ownership and operations but otherwise without warranty of title, either express or implied. A well or other, operation commenced within six (6) months prior to the date the lease or leasee (or portions thereof) would expire in the absence of such operation and a well or other operation which must be drilled or conducted to "earn" or maintain a lease or farmout rights shall constitute an "obligatory operations". The provisions of Article VI.B. shall, however, continue to apply to any remaining portion of the Contract Area which contributes to production from the non-consenting operations (i.e.. within the same drilling, production or proration unit). The interest of the parties shall be adjusted on a surface acreage basis (unless the appropriate regulatory body shall have apportioned production on a different basis) after recovery by the consenting parties of the percentile amount provided in Article VI. B. (2) (a) and (b) with respect to the non-consenting party's interest in the unit subject to this operating Agreement but shall be subject to an Operating Agreement identical to this agreement changed only to reflect the names and interests of the consenting parties. Any notice or AFE given under this provision shall denote that it is an "Obligatory Operation" under the,' operating agreement.

F.    SIDETRACKING OPERATIONS

Notwithstanding any provision herein to the contrary, it is understood and agreed if Operator encounters impenetrable substances or other conditions in the hole which makes further drilling impractical or any condition for which Operator shall propose a sidetracking operation in order to reach the objective depth of the Initial Test Well as provided in Article VI.A., the parties. hereto shall have the right to make an election concerning participation in such sidetracking operation in accordance with the provisions of Article VI.B. of this Agreement.

G.    COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS

Operator agrees (i) to cause all its employees agents, contractors, and any other persons occupying or present on the Contract Area to comply with all applicable laws and regulations, (ii) not to allow, and to cause its employees, agents, contractors and any other person occupying or present on the Contract Area not to allow the release of any contaminant, pollutant or any material or substance deemed to be hazardous or otherwise subject to regulation under the laws, rules or regulations of any governmental authority dealing with protection of the environment, on, onto, or from the Contract Area that could result in a violation of any laws or regulations in the creation of liability or obligations, including without limitation, notification, deed recordation, or remediation under any applicable law or regulation. Failure to comply with this provision shall be presumed to constitute gross negligence for purposes of this Agreement.

H.    CONFLICTS

This Operating Agreement is entered Into pursuant to the provisions of that certain Participation Agreement between. CENTURY RESOURCES INC. and AQUATIC CELLULOSE INC.
In the event of any conflict between such Participation Agreement and this Operating Agreement, the provisions of the herein referenced Participation Agreement shall govern.

HEADINGS

The heading of the several articles and sections of this Agreement are for convenience only, and shall not control or affect the meaning or construction of the terms and provisions hereof

Page 14b

J.    MUTUALITY

The parties hereto acknowledge and declare that this Agreement is the result of extensive negotiations between themselves. Accordingly, an the event of any ambiguity an this Agreement, there shall be no presumption that this instrument was prepared solely by either party hereto.

K.    COMPLETION ELECTIONS

Notwithstanding any language herein to the contrary, Article VI.B.2 shall apply separately to each separate completion or recompletion attempt undertaken hereunder by the parties who participated an the drilling of the well. An election to become a non-consenting party as to one completion or recompletion attempt shall not prevent a party from becoming a consenting party an subsequent completion or recompletion attempts regardless of whether the consenting parties as to earlier completions of recompletions have recouped their costs under Article VI.B.2., except as provided for exploratory wells under the Participation Agreement, Any recoupment of costs by a consenting party shall be made solely from the production attributable to the zone or interval an which the completion or recompletion attempt as made. Election to participate an a subsequent completion or recompletion attempt by a party who participated an the drilling of a well but not a previous completion or recompletion attempt shall require such party to pay. its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous completion or recompletion attempt, however, insofar and only insofar as such materials and equipment benefit the zone or interval an which such party participates.

L.    EFFECT OF BANKRUPTCY

If Operator becomes insolvent,, bankrupt, as placed an receivership, including, without limitation, being subject to. Chapter 11 proceedings, at shall be deemed to have resigned without any further action by the Non-Operators, except the selection of a successor operator which shall be made within ten (10) days of the Operator becoming so affected. If a petition for relief under Federal bankruptcy laws is filed by or against operator, and the removal of Operator as prevented by the Federal bankruptcy court, all non-operators and Operator shall comprise an interim operating committee to serve until Operator has .elected to reject or assume this JOA pursuant to the Bankruptcy Code, and an election to reject this JOA by Operator as. debtor an possession, or by a trustee an bankruptcy, shall also be deemed a resignation by Operator without any further action by Non-operators, except the selection of a successor Operator. During the period of tame the operating committee controls operations, all actions shall require the approval of two (2) or more Parties owning a majority interest based on ownership as described in Exhibit "A" hereto. In the event there are only two (2) Parties to this JOA, a third party, acceptable to the non-operator, Operator, and the Federal bankruptcy court, shall serve on the operating committee and all actions shall thence be approved by two (2) members of the committee regardless of ownership.

646

Page 14c

 M. COMPLETION ASSESSMENTS

Upon drilling and logging of any wells, the Operator will request each Non Operator to advance and contribute its pro-rata share of funds for completion costs for any subsequent well drilled under this agreement. The failure of Non Operator to contribute his pro-rata share of completion costs within then (10) days of notice by fax or overnight delivery (or within 48 hours if the rig is on location, including weekends and major holidays) shall be deemed a negative response and an election by that party not to participate in the completion of the well. The provisions of Article VI B. Subsequent Operations 2., shall prevail as to non-consenting parties.

N. SUCCESSORS ASSIGNS

The terms, covenants and conditions of this Operating Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns, and such terms, covenants and conditions shall be deemed as covenants running with the lands and leases covered hereby and with each transfer or assignment of said lands or leases, Each signatory party shall have the right to assign all or any portion of it rights, titles and interests hereunder; provided however, that any such assignment shall be null and void unless it specifically provides that it is made subject to the terms provisions of this Operating Agreement and reference must be made hereto for all purposes.

O. SPECIAL ASSESSMENTS

Special assessments may be required if further enhancement of production becomes necessary after the date of first production on the initial or subsequent wells. If any re-completion of the original zone or completion of any zones in addition to the first completion is proposed, a special assessment will be requested upon presentation and approval of an AFE by a majority percentage of the working interest owners. The failure of a non-operator to contribute their pro-rata share of the special assessment within ten (10) days from notification shall be deemed to be a negative response and an election by that party not to participate in the recompletion of the initial or subsequent wells. The provisions of Article VI B. Subsequent Operations 2., shall prevail as to non- consenting parties.

 P. DEFAULTS AND REMEDIES.

If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the proceeding provisions, within the period required for such payment hereunder, then in addition to the remedies provided elsewhere in this agreement, the remedies specified below shall be applicable.

1. Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, pecify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one it more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of :he defaulting party previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the on-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.: of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.
2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit "C" attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.
3. Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling of a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI: as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.
Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit "C," provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VlI.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party's anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provide in this Article valid. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5. Costs and Attorneys' Fees. In the event any party is required to bring legal proceedings to enforce any financia obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs o collection, and a reasonable attorney's fee, which the lien provided for herein shall also secure.

 A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1982
ARTICLE XVI

2.	MISCELLANEOUS
3
4     This agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees,
5 legal representatives, successors and assigns.
6
7     This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.
8
9     IN WITNESS WHEREOF, this agreement shall be effective as of 1st  day of MARCH _ , (year) 2004
10
11

OPERATOR CENTURY RESOURCES, INC.
BY:
EDWARD R. DeSTEFANO PRESIDENT

NON-OPERATORS

AQUATIC CELLULOSE INTERNATIONAL CORP.

EXHIBIT "A"

ATTACHED TO THAT CERTAIN OPERATING AGREEMENT DATED MARCH 1, 2004, BETWEEN CENTURY RESOURCES, INC., AS OPERATOR AND AQUATIC CELLULOSE INTERNATIONAL CORP. AS NON-OPERATOR.

(1) Description of the wells and land subject to the agreement,

Lands within the outline on Exhibit "A-1"

(2) Restrictions, if any, as to depths, formations, or substances,

NONE

(3) Percentages or fractional interests of parties to this agreement, Wells and operations above 7,000', before and after payout:

Century Resources, Inc. 80.00 % working interest Aquatic Cellulose International 20.00% working interest

(4) Oil and GasLeases subject to the agreement,

All of the same Oil and Gas Leases subject to the Purchase and Sale &Exploration Agreement dated March 17, 2004.

(5) Parties to the agreement with addresses and telephone numbers for notice purposes,

Century Resources, Inc. 5851 San Felipe Suite 77

Houston, Texas 77057 713-266-4344 phone 713-266-4358 fax

Aquatic Cellulose International Corp
2504 43rd Street
Suite 5
Vernon, B.C. Canada VIP, 6L1
250-558-4216 phone 250-558-3846 fax

 EXHIBIT "A-1"

ATTACHED TO THAT CERTAIN OPERATING AGREEMENT DATED MARCH 1, 2004, BETWEEN CENTURY RESOURCES, INC., AS OPERATOR AND AQUATIC CELLULOSE INTERNATIONAL CORP. AS NON-OPERATOR.

The area of mutual interest is comprised of the following lands located in Matagorda County, Texas and depicted on the plat attached:

State Tracts 436-S, 437-S, 447-S, 448-S, 449-S, 450-S, 451-S, 452-S, 462-S, 463-S, 464-S and 466-S, Gulf of Mexico

State Tracts 79 and 80, Matagorda Bay

That portion of the Benjamin Wightman Survey, A-100, lying East of the extension of the westerly boundary line of State Tract 80, Matagorda Bay

R. Graves Survey, A-551

The portion of the A. B. Woodward Survey, A-406, lying South of a line that begins at the midpoint of the southwesterly line of the M. Wightman Survey, A-102, and runs parallel to the northwesterly line of the Wightman Survey to a point in the southwesterly line of the Woodward Survey

The portion of the M. Wightman Survey, A-102, lying South of a line that begins at the midpoint of the southwesterly line of the Wightman Survey and runs parallel to its northwesterly line to a point in its northeasterly boundary

The portion of the M. D. Pierce (or Peiree) Survey, A-70, lying South of the extension of the line crossing the M. Wightman Survey, A-102, that is described above

The portion of the Wm. Baxter Survey, A-4, lying South of the extension of the line crossing the M. Wightman Survey, A-102, that is described above

The portion of the Wm. Kierans Survey, A-437, lying South of the extension of the line crossing the M. Wightman Survey, A-102, that is described above

John O'Brian Survey, A-443 Dennis Mead Survey, A-440 John Matthews Survey, A-356 Robt. Haley Survey, A-201 J. W. Rugeley Survey, A-542

COPAS - 1984 - ONSHORE Recommended by the Council of Petroleum Accountants Societies

EXHIBIT " C "

ATTACHED TO THAT CERTAIN OPERATING AGREEMENT DATED MARCH 1, 2004, BETWEEN CENTURY RESOURCES, INC., AS OPERATOR AND AQUATIC CELLULOSE INTERNATIONAL CORP. AS NON-OPERATOR.

ACCOUNTING PROCEDURE
JOINT OPERATION
I. GENERAL PROVISIONS

1. Definitions
"Joint Property" shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached. "Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.
"Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.
"Operator" shall mean the party designated to conduct the Joint Operations.
"Non-Operators" shall mean the Parties to this agreement other than the Operator.
"Parties" shall mean Operator and Non-Operators.
"First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.
"Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.
"Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.
"Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.
"Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

2. Statement and Billings

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3. Advances and Payments by Non-Operators

A. Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month's operation upon receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

B. Each Non-Operator shall pay its proportion of all bills within thirty (30) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at theprime rate in effect at Chase Bank, Houston, Texas on the first day of the moth in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.

4. Adjustments

Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

 COPYRIGHT® 1985 by the Council of Petroleum Accountants Societies

 . Audits

A. A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

B. The Operator shall reply in writing to an audit report within 180 days after receipt of such report. 6. Approval By Non-Operators

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator's proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

II. DIRECT CHARGES Operator shall charge the Joint Account with the following items:

1. Ecological and Environmental

Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2. Rentals and Royalties

Lease rentals and royalties paid by Operator for the Joint Operations. 3. Labor

A. (1) Salaries and wages of Operator's field employees or consultants directly employed on the Joint Property in the conduct of Joint Operations.

(2) Salaries of First Level Supervisors in the field.

(3) Salaries and wages of Technical Employees or consultants directly employed on the Joint' Property if such charges are excluded from the overhead rates.

(4) Salaries and wages of Technical Employees or consultants either temporarily or permanently assigned to and directly employed in the operation of the Joint Property if such charges are excluded from the overhead rates.

B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II. Such costs under this Paragraph 3B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience

D. Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II.

4. Employee Benefits

C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable Operator's costs chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

to

Operator's current costs of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5. Material

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the. Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6. Transportation

Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

A. If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties

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 B. If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C. In the application of subparagraphs A and B above, the option to equalize or charge actual trucking costs is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7. Services

The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged in connection with the operation of the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8. Equipment and Facilities Furnished By Operator

A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed twelve percent (12%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

B. In lieu of charges in paragraph 8A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property loss 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9. Damages and Losses to Joint Property

All costs or expenses necessary for the repair or replacement. of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has bee received by Operator.

10. Legal Expense

Expense of handling, investigating and settling litigation or claims, title and regulatory work, discharging of liens, payment of judgements and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead

11. Taxes

All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.

12. Insurance

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker's Compensation and/or Employers Liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.

13. Abandonment and Reclamation

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority. 14. Communications

Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15. Other Expenditures

Any other expenditure not covered or dealt with in the foregoing provisions of this Section. II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

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 1.

III. OVERHEAD

Overhead - Drilling and Producing Operations
i. As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

(x )Fixed Rate Basis, Paragraph 1A, or ( ) Percentage Basis, Paragraph 1B

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II. The costs and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered

ii. The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

( ) shall be covered by the overhead rates, or (X) shall not be covered by the overhead rates.

iii. The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:

( ) shall be covered by the overhead rates, or (X) shall not be covered by the overhead rates.

A. Overhead - Fixed Rate Basis

(1) Operator shall charge the Joint Account at the following rates per well per month: Drilling Well Rate $ 6,000.00

Producing Well Rate. $ 700.00 (if multiple oil well field, new equitable rate may need to be negotiated) (2) Application of Overhead - Fixed Rate Basis shall be as follows:

(a) Drilling Well Rate

(1)

Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

(2) Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall' be applied for the period from date workover operations, with rig or other unites used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(b) Producing Well Rates

(1) An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

(2) Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

(3) An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

(4) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

(5)

(3) The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

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 Overhead - Major Construction

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of $ 25,000.00

A.	5	% of total costs through $100,000, plus
B.	3	% of total costs in excess of $ 100,000 but less than $1,000,000, plus
C.	2	% of total costs in excess of $1,000,0000.

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

Catastrophe Overhead

To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account. or shall charge the Joint Account for overhead based on the following rates:

A. % of total costs through $100,000, plu
B. % of total costs in excess of $100,000 but lc= than $1,000,000, plu
C. % of total costs in excess of $1,000,0000.

Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.

Amendment of Rates

The overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive

IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

. Purchases

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

Transfers and Dispositions

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

A. New Material (Condition A)

(1)

Tubular Goods Other than Line Pipe

(a) Tubular goods, sized 28 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used, Freight charges for tubing will be calculated from Lorain, Ohio, and casing from Youngstown, Ohio

(c) Special end finish tubular goods shall be priced at the lowest published out-of-stock rice, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.

(d) Macaroni tubing (size less than 28 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

(b)

For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.

 (2) Line Pipe

 (a) Line pipe movements (except size 24 inch OD and larger with walls % inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(b) Line pipe movements (except size 24 inch OD and larger with walls % and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(c) Line pipe 24 inch OD and over and 3/a inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving p point nearest the Joint Property.

(d) Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price. lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

(3) Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

(4) Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph 2.A.(1) and (2).

B. Good Used Material (Condition B)

Material in sound and serviceable condition and suitable for reuse without reconditioning: (1) Material moved to the Joint Property

At seventy-five percent (75%) of current new price, as determined by Paragraph A. (2) Material used on and moved from the Joint Property

(a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material, or

(b) At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material.

(3) Material not used on and moved from the Joint Property

At seventy-five percent (75%) of current new price as determined by Paragraph A. C. Other Used Material

(1) Condition C

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The costs of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2) Condition D

Material, excluding junk, no longg suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D. Material under procedures normally used by Operator without prior approval of Non-Operators.

(a) Casing, tubing, or drill pipe used al line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

(b) Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

(3) Condition E

Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D. Obsolete Material

Material which is serviceable and useable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specifically priced as agreed to by the Parties. Such price should  result in the Joint Account being charged with the value of the service rendered by such Material.

E. Pricing Conditions

(1) Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25^) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph 1.A(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Counci of Petroleum Accountants Societies.

(2) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new material.

3. Premium Prices

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior. to billing Non-Operators for such material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4. Warranty of Material Furnished By Operator

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material. 1. Periodic Inventories, Notice and Representation

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2. Reconciliation and Adjustment of Inventories

Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages due to lack of reasonable diligence.

3. Special Inventories

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

4. Expense of Conducting Inventories

A. The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

B. The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to -change of Operator shall be charged to the Joint Account.

 EXHIBIT "D"

OPERATOR, during the term of this Agreement, shall carry Workmen's Compensation Insurance as contemplated by the laws of the state in which operations will be conducted, and Employers' Liability Insurance with limits of $500,000 per employee, and $500,000 per accident for the benefit and at the expense of the parties.

OPERATOR shall require contractors and subcontractors performing work for the joint account to provide such insurance as deemed necessary by OPERATOR in relation to the work to be performed by said contractors or subcontractors.

Liability, except that covered by the above specified insurances against any of the parties hereto for damages to property of third persons or injury to or death of third persons arising out of the joint operations, including expenses incurred in defending claims or actions asserting liability of this character, shall be borne severally and not jointly by the parties hereto in proportion to their respective undivided interests in the joint operation. Any party hereto individually may acquire such additional' insurance as it desires to protect itself against any liability not covered by the above specified insurances at its own cost. All insurance purchased individually by a party to this agreement shall. contain a waiver by the insurance company of all rights of subrogation in favor of the parties to this agreement.

No other insurances shall be carried by OPERATOR for the joint account unless mutually agreed to by the parties hereto. All losses not covered by the above specified insurances shall be borne by the parties in proportion to their interest in the venture at the time of any loss.

Inasmuch as OPERATOR has agreed with each party to this agreement to acquire, construct, operate and maintain the joint account operations on a cost basis without profit to OPERATOR, each such party hereby releases from all claims for loss by or damage to, such party arising out of, in connection with, or as an incident to, any act or omission, including negligence (but excluding gross negligence, willful mis-conduct, or intentional breach of any provisions of the operating agreement) of OPERATOR or, to the extent of OPERATOR's legal liability, its employees, agents or contractors, in acquiring, operating or maintaining the joint account; provided this release shall not apply to OPERATOR's pro-rata share of the cost and expenses as otherwise provided in this agreement. The obligations of each party under this agreement are several and not joint with any other party hereto.

OPERATOR shall promptly notify non-operators of any loss, damage or claim not covered by insurance carried by OPERATOR for the joint account.

 EXHIBIT "E"

Attached to and made a part of that certain Operating Agreement GAS STORAGE AND BALANCING AGREEMENT

This Gas Storage and Balancing Agreement shall be considered a separate and distinct agreement for each well completion. The intent of this agreement in to permit the parties as much flexibility as possible in meeting the demands of their respective purchasers, yet enable each party to receive its share, according to its proportionate ownership interest, of all gas produced from each completion under the Operating Agreement, or, if depletion or abandonment has occurred, to receive an appropriate cash settlement.

From and after the date of initial gas delivery, when, for any reason, a party cannot take or deliver its full share of the gas produced, any other party shall have the right to take or deliver to a purchaser all or a part of the gas not taken by such party.

II. A party who takes or delivers to its purchaser less than its full share of the gas produced shall be credited with gas in storage equal to its full share of gas produced, less its share of gas used in operations, vented or lost, and less that portion of gas, if any, such party took or delivered to its purchaser. The Operator shall maintain a gas production and balancing account. It will deliver to each party a written report, by the last day of a month for the immediately preceding month on a monthly basis showing the gas taken or delivered by each party, each party's respective ownership interest in the total gas produced, the amount of overproduction attributable to each party, the amount of gas credited to storage for each party, and the corresponding cumulative balancing position between the parties. The Operator will furnish each party monthly statements showing the total quantity of gas produced, the amount used in operations, vented or loss, the total quantity of gas delivered to each purchaser by each party, and the monthly and cumulative gas balancing position of each party.

III. Ill. After thirty (30) days prior notice between the parties, any party shall have the right to take or deliver to a purchaser its full share of the gas produced, less its share of gas used in operations, ventedor lost. In addition, to permit the recovery of gas in storage so that the gas production can be brought into balance as between the parties according to each party's proportionate ownership interest, an underproduced party, that is, a party credited with gas in storage, shall be entitled to take or deliver to its purchaser in addition to its. share, an amount of gas, not exceeding the amount of its gas in storage, up to fifty percent (50%) of the share of gas production of each overproduced party, that is, a party which has taken more than its share of gas produced. from the well. If more than one underproduced party in entitled to take gas from one or more overproduced parties, the underproduced parties shall divide the production they take, according to their respective working ownership interests in the applicable well, so that the share of any overproduced party is not reduced by more than fifty percent (50%). Gas production in excess of a party's working interest percentage taken in order to makeup prior underproduction shall be credited first to the oldest underproduced volumes. Nothing herein shall require the Operator to produce any well at a rate in excess of the allowable, if any, established for that well, or at a rate in excess of that which the Operator deems prudent. An underproduced party shall not be permitted to produce its gas in storage in the months of November, December, January, July or August.

IV. If at the plugging and abandonment of a well as to which an imbalance exists the overproduced party(ies) fail to furnish make-up gas from another mutually agreeable source, they shall promptly make monetary settlement of the imbalance by payment to the Operator for the account of the party(ies) underproduced for the production, based on the price per Mcf the overproduced partys(ies) actually received for the overproduced gas. The price used for the above calculation shall be the overproduced partys(ies) bona fide collected gas sales price(s) received for the overproduction less royalties, severance, and other production taxes which have been paid with respect to such overproduction. If any portion of the monies collected by the overproduced party(ies) are subject to refund upon order of any government authority , the overproduced party(ies) shall withhold such amounts subject to refund until prices are fully approved by such government authority , unless the underproduced party(ies) furnish a corporate undertaking agreeing to hold the overproduced party(ies) harmless from financial loss due to action by such government authority . Each of the parties agree to maintain complete records as to the volumes of gas it sold and the price received so that the above computations can he made. The Operator shall distribute the payments made to it to the underproduced party(ies) entitled thereto in the proportion that each party's underproduction bears to the total underproduction. It is understood, however, that the Operator is entitled to and shall rely on the statements made to it, and shall have no liability with respect to the correctness of the funds received by it.

V. All references to "gas" or "gas production" shall be understood to mean gas sold or available to, be sold at the wellhead. All references to "price" shall mean the price set forth in the applicable gas sales contract, except as such may be limited by applicable regulations. Royalties and taxes shall be paid by each party as such may be due on production taken by such party; provided, however, should the Operating Agreement require the Operator to remit all royalties or taxes, the Operator shall do so, each party being obligated to advance or reimburse Operator the amount of all royalties or taxes payable on production taken by such party. Operator shall furnish to each Non-Operator for each production month a statement showing the royalties and taxes paid, if any, by the Operator for the account of the Non-Operator. Each party shall be obligated to pay its working interest share of all costs and liabilities incurred under the Operating Agreement, except as otherwise provided to the contrary in regard to Non-Consent operations in the Operating Agreement. Each party will be separately responsible for all overriding royalty and any other burdens for which that party is solely responsible. Nothing herein shall be construed so as to deny to any party the right, from time to time, to produce and take or deliver to its purchaser the entire allowable gas production from one or more wells for a period not to exceed seventy-two hours if necessary to meet the deliverability tests required by its purchaser. All provisions herein referring to a party's leasehold interest as the basis of its right to share in gas shall be subject to Non-Consent provisions of the Operating Agreement.

VI. This Agreement shall not apply to condensate and other liquid hydrocarbons recovered by field separation. They shall be owned pursuant to terms of the Operating Agreement according to each party's respective ownership interest.

VII. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, successor, legal representatives and assigns; provided, however, that in the event an overproduced party assigns or conveys its interest in the Unit Area, such overproduced party shall not be relieved of its obligations respecting cash settlement and shall nevertheless remain liable in solido with its assignee for any cash settlement which may be required under this Agreement. It is further provided that, in the event an overproduced party assigns or conveys its interest in the Unit Area, such overproduced party shall at the election of the underproduced party or parties, either (1) make a cash settlement to the underproduced party or parties an hereinabove provided or (2) cause a letter of credit or other security satisfactory to the underproduced party or parties to be furnished guaranteeing that the cash settlement obligations which will arise upon depletion shall be satisfied.

VIII. If any party enters into a gas purchase contract or other agreement for the separate sale or other disposition of gas attributable to its percentage ownership in any well, it must make the right of its purchaser or other recipient to receive gas under that agreement subordinate to the right of any underproduced party under this Agreement to take in kind excess volumes of ga pursuant to Article III above.

IX. Each party indemnifies and agrees to hold harmless all other parties hereto against all liability for claims that may be asserted against them by third persons arising out of the indemnifying party's conduct with respect to its separate sale or other disposition of gas.

This Agreement shall remain in effect for so long as there remains any well on the operated properties which have commercially producible gas, and for so long beyond such time as is reasonably necessary to permit the Operator to adjust all accounts, to remit all payments due for royalties and taxes, and to provide all parties with the statements required hereunder for and through the last production month of the well last producing.

XI. If any provision of the Agreement conflicts with any provision of the Operating Agreement or of any other Agreement between the parties hereto or their predecessors regarding the disposition of production from the Operating properties, the provision of this Agreement shall prevail

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